Exhibit 10.1

Suite 3119, 9 Forum Lane • Camana Bay, Grand Cayman KY1-9006 • Cayman Islands

CONFIDENTIAL

January 2, 2026

This letter agreement (this “Agreement”) sets forth the agreement between Open World Ltd., a Cayman Islands exempted company (“Open World”), and VerifyMe, Inc., a Nevada corporation listed on The Nasdaq Capital Market (“NASDAQ”) under the ticker VRME (“VerifyMe”, and together with Open World, the “Parties”), regarding the proposed acquisition by VerifyMe of Open World pursuant to the terms, and subject to the conditions, set forth herein.

This Agreement shall be null and void if not fully executed by both Parties by January 2, 2025.

1. Transaction Structure and Scope:	The Parties shall cooperate in good faith to structure the proposed transaction in a tax-efficient manner and in compliance with applicable laws. It is expected that VerifyMe will form a direct wholly owned subsidiary (“Merger Sub”) that will merge with and into Open World, with Open World surviving as a wholly owned subsidiary of VerifyMe (the “Merger”) and following the Merger, the shares of the combined company’s common stock (“VerifyMe Common Stock”) will remain listed on NASDAQ under the ticker VRME (until such time as any symbol or name change is approved to reflect the new combined company) (collectively, the “Transactions”). The Transactions are subject to the requisite approvals of the U.S. Securities and Exchange Commission (the “SEC”), NASDAQ and the shareholders of both VerifyMe and Open World. Pursuant to the Merger, the shareholders of Open World will receive shares of VerifyMe Common Stock such that they become the controlling shareholders of the combined public company.

2. Exchange Ratio and Pro Forma Capitalization:

In connection with the closing of the Transactions (the “Closing”), it is expected that each issued and outstanding share of common stock of Open World (“Open World Common Stock”) will be canceled and converted into the right to receive a number of shares of VerifyMe Common Stock (“Merger Consideration”) such that, immediately following the Closing, Open World will be granted approximately 132,000,000 shares of VerifyMe Common Stock, which will represent, in the aggregate, approximately ninety percent (90%) of the issued and outstanding shares of VerifyMe on a fully diluted basis after Closing.

Following the Closing, Open World shareholders are expected to own approximately 90% of the issued and outstanding shares of VerifyMe Common Stock, with legacy VerifyMe shareholders owning approximately 10% of the issued and outstanding shares, each calculated on a fully diluted basis (such contemplated ownership, the “Pro Forma Ownership”).

3. Minimum Cash Closing Balance:

At Closing, VerifyMe will be required to have a minimum cash balance of not less than $1,000,000 (the “Minimum Cash Balance”). Any cash balance of VerifyMe at Closing in excess of the Minimum Cash Balance shall be paid as a dividend to the legacy VerifyMe shareholders following the Closing, with the record date of such dividend to be set as of a date prior to the Closing.

The calculations and other share counts set forth in this Agreement are based on the current fully diluted shares of VerifyMe common stock and such calculations and approximate share counts shall be ratably adjusted as necessary to maintain the Pro Forma Ownership.

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4. Definitive Agreements:

As promptly as reasonably practicable after the date of this Agreement, the Parties shall commence negotiation of a definitive agreement relating to the consummation of the Merger and setting forth the legally binding terms thereof (the “Merger Agreement”).

If not otherwise registered, at the Closing, VerifyMe shall enter into a registration rights agreement granting shareholders of Open World customary registration rights (the “Registration Rights Agreement” and, together with the Merger Agreement, the “Definitive Agreements”).

The Definitive Agreements will include the terms summarized in this Agreement and such other representations, warranties, conditions, covenants, and other terms as are customary for transactions of this kind and not inconsistent with this Agreement.

5. No Shop; Fiduciary Out:

For a period of 60 days from the execution of this Agreement until the termination of this Agreement in accordance with its terms (the “No-Shop Period”), without the prior written consent of the other Party, each Party shall be prohibited from directly or indirectly (including through any of its affiliates, representatives or agents (collectively, “Representatives”)), soliciting, negotiating, encouraging or providing any information to or entering into any agreement with any third party, other than the other Party, concerning any Alternative Transaction (as defined below), and each Party shall cease all existing discussions and negotiations, if any, with any other third party in respect of any Alternative Transaction during such No-Shop Period; provided, that the foregoing shall not prevent VerifyMe and its board of directors, acting in good faith, from taking any action in respect of a Superior Proposal (as defined below) that it believes in good faith, following consultation with outside counsel, is required to discharge its fiduciary duties (such action, a “Fiduciary Out”), subject to first providing written notice (“Notice”) to Open World (within forty-eight (48) hours of such determination) of the details of such action.

Open World shall have the opportunity, but not the obligation, to match the consideration of a Superior Proposal within five (5) business days from receipt of such Notice.

For such purposes, “Alternative Transaction” means, collectively, an acquisition proposal for either of the Parties’, or any of their respective subsidiaries’, common stock, equity interests or assets or any other transaction the consummation of which would materially interfere with or prevent the proposed transaction or materially reduce the benefit to the other Party thereof.

For such purposes, “Superior Proposal” means an unsolicited bona fide written acquisition proposal in respect of an Alternative Transaction that, in the reasonable opinion of VerifyMe’s board of directors, following consultation with outside counsel, constitutes a commercially feasible transaction for which adequate financial arrangements have been made and which would be consummated within a time frame that is reasonable in the circumstances and, if consummated, would be a transaction materially superior to the proposed transaction from a financial point of view to VerifyMe’s shareholders.

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6. Audits:	By no later than January 31, 2026, Open World will furnish to VerifyMe (i) its audited financial statements for each fiscal year (the “Audited Financial Statements”) that would be required to be included in any registration statement on Form S-4 and/or any proxy statement required pursuant to the terms of the Merger Agreement to be filed with the SEC in connection with the Transactions (collectively, the “SEC Documents”) and (ii) unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the SEC Documents. Each of the Audited Financial Statements and unaudited interim financial statements will be suitable for inclusion in the SEC Documents and prepared in accordance with U.S. GAAP as applied on a consistent basis during the periods involved.

7. Registration Statement / Proxy Statement:	As promptly as reasonably practicable after the signing of the Merger Agreement, the Parties shall cooperate to prepare and file with the SEC, the SEC Documents, which shall comply with the rules and regulations of the SEC. The Parties shall use commercially reasonable efforts to (i) cause the SEC Documents to comply with applicable rules and regulations promulgated by the SEC, (ii) cause any SEC Document that is a registration statement to become effective as promptly as practicable, and (iii) respond promptly to any comments or requests of the SEC or its staff related to the SEC Documents. Each of the Parties shall reasonably cooperate with the other Party and furnish all information concerning itself and its affiliates required to be included in the SEC Documents as the other Party may reasonably request.

8. NASDAQ Listing:	If required, VerifyMe will file an initial listing application for the combined company with NASDAQ. VerifyMe will receive confirmation from NASDAQ that the combined company has been approved for listing on NASDAQ prior to Closing. If such listing condition is not met or if such confirmation is not obtained, the Merger will not be consummated unless the condition is waived by Open World.

9. Due Diligence:	As soon as reasonably practicable after the date of this Agreement, the Parties and their Representatives shall complete a detailed due diligence investigation of each other. Such due diligence will include, but will not be limited to, a complete review of the legal, financial, tax, environmental, intellectual property, and labor records and agreements of the business, and any other matters that the Parties’ legal counsel, accountants, tax or other advisors reasonably deem relevant. From and after the date of this Agreement, each Party shall reasonably respond to the other Party’s due diligence inquiries and shall authorize its representatives to provide the other Party’s officers, employees, representatives and advisors with reasonable access to its records, key employees, advisers and operations for the purpose of the other Party’s due diligence.

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10. Conditions to Signing:

The obligations of each Party to execute and deliver the Merger Agreement will be subject to the satisfaction or waiver of customary conditions, including but not limited to:

(a)    Completion of due diligence to the satisfaction of each Party.

(b)    Approval of the Transactions by the board of directors of both Parties.

(c)    Receipt of a fairness opinion from VerifyMe’s financial advisor.

(d)    Delivery of the Audited Financial Statements.

11. Conditions to Closing:

The obligations of each Party to consummate the Transactions, including the Merger, pursuant to the Merger Agreement will be subject to the satisfaction or waiver of customary conditions, including but not limited to:

(a)    Approval of the Transactions by Open World shareholders.

(b)    Approval of the issuance of Merger Consideration by VerifyMe shareholders.

(c)    Receipt of all required governmental approvals.

(d)    The initial listing application or shares of VerifyMe Common Stock issued as Merger Consideration shall have been authorized for listing on NASDAQ.

(e)    Absence of any material adverse change with respect to the business, financial condition, or operations of either Party.

(f)     VerifyMe having a cash balance at Closing sufficient to meet the Minimum Cash Balance (such condition to be for the benefit of and waivable by Open World in its sole discretion).

12. Governance and Management:

At the Closing, the board of directors of VerifyMe (the “Board”) shall have seven (7) directors. Open World shall be entitled to name six (6) directors (which may include Open World’s Chief Executive Officer) and VerifyMe shall be entitled to designate one director, who is currently serving on the Board.

Committee leadership shall be held by Open World’s appointees.

At the Closing, the VerifyMe Chief Executive Officer and President will be transitioned to a new executive role within the combined company to be mutually agreed by the Parties prior to Closing, the VerifyMe Chief Financial Officer will remain in her current role and the VerifyMe Chief Legal Officer (if any) shall resign, or otherwise be replaced by the Board, with such persons as shall be designated by Open World to fill the role of the Chief Executive Officer and Chief Legal Officer of the combined company.

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13. Employment Agreements/Vesting of Outstanding Equity Awards:

Upon Closing, VerifyMe will enter into an amended and restated employment agreement with Adam Stedham for him to serve as President of Precision Logistics .  The agreement will include an annual base salary of $300,000, payment of 2025 target bonus ($150,000), accelerated vesting of all outstanding equity awards, one-year renewable term and six months of severance, in each case, subject to Board approval and customary terms and conditions for such payments and benefits.

Upon Closing, VerifyMe will enter into an employment agreement with Jen Cola for her to serve as Chief Financial Officer.  The agreement will include an annual base salary of $180,000, payment of 2025 target bonus ($90,000), grant of 130,000 shares of restricted stock vesting immediately at grant, one-year renewable term and six months of severance, in each case, subject to Board approval and customary terms and conditions for such payments and benefits.

Upon Closing, all unvested RSUs held by the current four (4) non-employee directors of VerifyMe (35,000 RSUs each, granted at VerifyMe’s last annual meeting of stockholders) shall become fully vested immediately upon the date of stockholder approval of the election of their successors.

Additional outstanding equity awards held by other executive officers, employees and consultants will vest immediately upon Closing subject to Board approval.

14. Representations and Warranties – Letter of Intent:

Open World hereby represents and warrants to VerifyMe that this Agreement has been duly authorized, executed and delivered by Open World and constitutes a valid and binding agreement of Open World.

VerifyMe hereby represents and warrants to Open World that this Agreement has been duly authorized, executed and delivered by VerifyMe and constitutes a valid and binding agreement of VerifyMe.

15. Termination; Expense Reimbursement:

This Agreement may be terminated: (a) by mutual written consent, (b) by either Party if either Party’s board of directors does not approve the Merger Agreement or after completing due diligence no longer believes the Merger is in the best interest of its shareholders, (c) by VerifyMe due to its inability to obtain a satisfactory fairness opinion, (d) if the Closing has not occurred by June 30, 2026 (the “Outside Date”), or such other Outside Date as the Parties shall mutually agree to in a writing signed by both Parties, (e) if any judgment, injunction, order or decree permanently restraining, enjoining or otherwise prohibiting consummation of the Transactions, including the Merger, shall have become final and non-appealable or (f) in connection with VerifyMe’s Fiduciary Out.

In the event that this Agreement is terminated by VerifyMe pursuant to Section 15(f), VerifyMe shall pay to Open World, by wire transfer of immediately available funds, $500,000 (the “Expense Reimbursement Amount”). The Parties acknowledge and agree that the Expense Reimbursement Amount is not a penalty, but rather is liquidated damages in a reasonable amount that will reimburse Open World for the efforts and resources expended while negotiating this Agreement and the Definitive Agreements and in reliance on such agreements and on the expectation of the consummation of the Transactions.

In the event that this Agreement is terminated by either Party pursuant to Section 15(b) or Section 15(c) or above for any reason other than (i) the inability by either Party to obtain shareholder approval or (ii) a material change to the business, financial condition or liabilities of the other Party, the terminating Party shall pay the other Party, by wire transfer of immediately available funds, $400,000 (the “Mutual Reimbursement Amount”). The Parties acknowledge and agree that the Mutual Reimbursement Amount is not a penalty but rather is liquidated damages in a reasonable amount that will reimburse the receiving Party for the efforts and resources expended while negotiating this Agreement and the Definitive Agreements and in reliance on such agreements and on the expectation of the consummation of the Transactions.

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16. Costs:	Except as set forth in Section 15, each Party shall bear its own costs and expenses related to the negotiation, due diligence, and preparation of definitive documentation for the Transactions (including legal, accounting and other fees), unless otherwise agreed in the Definitive Agreements.

17. No Assignment:	The Parties agree that neither Party may assign any of its rights under this Agreement without the prior written consent of the other Party.

18. Governing Law; Jurisdiction:

This Agreement and the Merger Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than the State of Nevada. Each Party hereby irrevocably (a) submits to the exclusive jurisdiction of the Nevada state courts or, in the event that such court does not have subject matter jurisdiction over the applicable action or proceeding, any Federal court located in the State of Nevada, for the purposes of any action or proceeding arising out of this Agreement or the Merger Agreement, (b) waives, and agrees not to assert, as a defense or otherwise, any claim that it is not subject to the personal jurisdiction of such courts or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate and (c) agrees not to commence any action, suit or proceeding arising out of or based on this Agreement or the subject matter hereof other than before such courts (except for actions to enforce the judgment of such courts) nor make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, suit or proceeding to any other court whether on the grounds of inconvenient forum or otherwise.

EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE DEFINITIVE AGREEMENTS OR THE TRANSACTIONS.

19. Specific Performance:	The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, without the requirement for the securing or posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

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20. Further Cooperation and Assistance:	The Parties will cooperate to take any further action necessary or desirable to implement or otherwise consummate the transactions contemplated hereby.

21. Public Announcements and Confidentiality:

Each Party acknowledges that the existence and content of this Agreement and certain information exchanged between the Parties constitutes material non-public information under United States federal securities laws. Accordingly, until such time as any such non-public information has been adequately disseminated to the public, the Parties shall not, and shall cause their respective directors, officers, employees, agents, or affiliates who are aware of this Agreement not to, purchase or sell any securities of VerifyMe, or communicate such information to any other person.

The Parties shall maintain the confidentiality of the Definitive Agreements and shall not disclose the terms therein to any other person, other than their respective representatives, and shall ensure that neither they nor their respective representatives or affiliates shall issue any press release or make any other public statement with respect to the Definitive Agreements or the existence or status of any discussions or negotiations among the Parties hereto with respect to the matters contemplated in this Agreement or the Definitive Agreements except (i) with the prior written consent of the other Party (which consent shall not be unreasonably withheld), or (ii) as required by law, rule or regulation (including applicable stock exchange rules); provided that the Parties hereto may each issue a press release announcing the execution of this Agreement, such press release to be in a form mutually agreed by the Parties, and VerifyMe may file a copy of this Agreement as an exhibit to a current report on Form 8-K filed with the SEC.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement, effective as of the last date below.

Open World Ltd.

By: /s/ Matthew Shaw

Name: Matthew Shaw

Title: Director

Date: 01/02/2026

VerifyMe, Inc.

By: /s/ Adam Stedham

Name: Adam Stedham

Title: CEO, VerifyMe

Date: 01/02/2026

[Signature Page to the Letter Agreement]